Exhibit 10.43

Porter Capital Corporation	RECOURSE RECEIVABLES PURCHASE & SECURITY AGREEMENT

SELLER	PURCHASER

Name:US Dataworks, Inc.	Name:Porter Capital Corporation

By: /s/ Charles E. Ramey	By: /s/ S.M. Trupiano
Officer’s Name Printed: Charles E. Ramey	Officer’s Name Printed: S.M. Trupiano
Its: CEO	Its: Senior Vice President

Street Address: One Sugar Creek Blvd., 5th Floor Sugar Land, TX 77478	Street Address: 2112 First Avenue North, Birmingham, AL, 35203

Mailing Address: Same as above	Mailing Address:PO Box 12105, Birmingham, AL, 35203

Email Address: cramey@usdataworks.com	Email Address: rwilliamson@portercap.net

State of Organization: Nevada	State of Organization: Alabama

Federal Tax ID: 84-1290152	Federal Tax ID: 63-1077133

State and County of Principal Office: Texas, Fort Bend County	State and County of Principal Office: Alabama, Jefferson County

State of Texas )                   County of Fort Bend )

On July 13, 2012, before me, the undersigned, a Notary Public in and for said State, personally appeared the above-named representative of Seller, who is personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he or she executed the same in his/her authorized capacity, and that by his/her signature on the instrument, the persons, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.                                    Notary Signature: /s/ Notary (Seal)

This RECOURSE RECEIVABLES PURCHASE & SECURITY AGREEMENT (“Agreement”) is made as of the 13th day of July, 2012 by and between the above-named Seller ("Seller") and Porter Capital Corporation ("Purchaser").

1. DEFINITIONS. The following terms used herein shall have the following meanings. All capitalized terms not herein defined shall have the meanings set forth in the Alabama Uniform Commercial Code:

“Accounts” – any right to payment for goods sold or leased or for services rendered which is not evidenced by an instrument or chattel paper, whether or not it has been earned by performance, or such additional meaning as shall be given to the term Accounts under the Uniform Commercial Code as adopted in the State of Alabama.

“Accounts Transmittal” – a form supplied by Purchaser from time to time wherein Seller lists such of its Accounts as it requests that Purchaser purchase under the terms of this Agreement and to which are attached copies of all invoices which relate to the Accounts described therein.

"Advance Rate" – the Advance Rate set forth on "Schedule A."

“Actual/365 Computation” - a method used by Purchaser in determining the annual effective yield by taking the stated (nominal) rate for a year’s period and then dividing said rate by 365 to determine the daily periodic rate to be applied for each day in the applicable period.

"Clearance Days" - Three (3) business days for all Accounts.

"Collateral" - all of Seller's personal property, both now owned and hereafter acquired, and wherever located, including, but not limited to: Accounts (including Accounts purchased by Purchaser hereunder and repurchased by Seller); Chattel Paper; Deposit Accounts; Documents; Equipment; Farm Products; Fixtures; General Intangibles; Goods; Instruments; Inventory; Investment Property; Letter or Credit Rights; and the Proceeds or Proceeds of Proceeds of all of the foregoing, including, without limitation all insurance proceeds and all claims against others for loss or destruction of or damage to any of the foregoing.

"Service Fee" - The Service Fee Percent multiplied by the amount advanced against the Face Amount of each Purchased Account.

"Service Fee Percent" – the Service Fee Percent set forth on “Schedule A.”

"Dispute" - a claim by an Account Debtor that the goods or services which are the subject of a Purchased Account were not delivered or accepted in accordance with the agreement between the Account Debtor and Seller, whether or not such dispute is valid.

"Due Diligence Fee" – the Due Diligence Fee set forth on “Schedule A.”

"Eligible Account" - An Account which is acceptable for purchase as determined by Purchaser in the exercise of its sole credit or business judgment.

"Events of Default" – the Events of Default set forth in Section 11.1.

"Face Amount" -The face amount due on an Account.

"Initial Term” – the Initial Term set forth on “Schedule A.

"Insolvency Event" - either (i) the filing of a petition under any state or federal debtor relief or liquidation statute by or against an Account Debtor, or (ii) the failure of an Account Debtor to pay a Purchased Account within 90 days from the invoice date, so long as such failure to pay was not the result of a Dispute.

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Porter Capital Corporation	RECOURSE RECEIVABLES PURCHASE & SECURITY AGREEMENT

"Interest Rate" – the Prime Rate plus the margin set forth on “Schedule A.”

“Late Charges” - any fee charged pursuant to section 3.4 of this Agreement.

“Line Amount” - the Line Amount set forth on “Schedule A.”

"Minimum Term Fee" – Two percent (2.0%) multiplied by the Minimum Average Monthly Volume multiplied by the number of months in the Initial Term or any Renewal Term.

"Minimum Average Monthly Volume" – the Minimum Average Monthly Volume set forth on “Schedule A.

"Misdirected Payment Fee" – the greater of $5,000.00 or twenty-five (25%) of the amount of any payment on account of a Purchased Account which has been received by Seller and not delivered in kind to Purchaser within three (3) business days following the date of receipt by Seller.

“Notation” – Invoice is assigned and payable to:

i. If by check, mail to the following address:

PORTER Capital Corporation

PO Box 12105

Birmingham, Alabama 35203

For Account of: US Dataworks, Inc.

Please show invoice and/or account number on check.

ii. If by electronic remittance, to:

Columbus Bank & Trust

Columbus, GA 31901

Account Name: Porter Capital Corporation

ABA Routing Number: 061100606

Account Number: 30101603

For Account of: US Dataworks, Inc.

"Obligations" – all obligations of Seller under this Agreement and all present and future indebtedness and obligations due or owing by Seller to Purchaser whether or not for the payment of money, whether or not evidenced by this Agreement, a note or any other instrument, whether direct or indirect, absolute or contingent, due or to become due, joint or several, primary or secondary, liquidated or un-liquidated, secured or unsecured, original or renewed or extended, including but not limited to any obligations arising pursuant to other financial accommodations; and all principal, Reserve Shortfall, interest, Misdirected Payment Fees, Due Diligence Fees, Origination/Renewal Fees, Wire Transfer Fees, ACH Transfer Fees, late charges, fees, expenses, attorneys' fees and accountants' fees chargeable to Seller or incurred by Purchaser in connection with this Agreement and/or the transaction(s) related thereto.

"Origination/Renewal Fee" – the Origination/Renewal Fee set forth on “Schedule A.”

"Parties" - Seller and Purchaser.

"Permitted Liens" – (a) Silicon Valley Bank’s current lien on the Collateral until such lien is released, (b) liens held by lenders to the Seller that are expressly junior to the lien held by Purchaser; (c) purchase money liens on equipment acquired or held by Borrower incurred for financing the acquisition of the equipment provided that the lien is confined to the equipment; and liens incurred in the extension, renewal or refinancing of the indebtedness secured by liens described in (b) and (c), but any extension, renewal or replacement lien must be limited to the property encumbered by then existing lien.

"Prime Rate" – the Prime Rate as used herein shall be the greater of the prime rate as published in the Wall Street Journal as the "Prime Rate" (base rate on corporate loans posted by at least 75% of the nation's 30 largest banks) or five percent per annum.

"Purchase Price" - The Face Amount of a Purchased Account.

"Purchased Accounts" - Accounts purchased hereunder which have not been Repurchased.

“Recourse Account” – shall mean the portion of any Purchased Account that remains unpaid for more than the Repurchase Period from the date of the invoice, or any portion of any Purchased Account that Purchaser determines no longer an Eligible Account.

“Repurchase Period” – the Repurchase Period as set forth on “Schedule A.”

"Repurchased" - an Account has been repurchased when Seller has paid to Purchaser the then unpaid Face Amount upon demand by Purchaser under the terms hereof.

"Required Reserve Amount" - the Reserve Percentage multiplied by the unpaid balance due Purchaser on the Purchased Accounts.

"Reserve Account" - a bookkeeping account on the books of the Purchaser representing an unpaid portion of the Purchase Price, maintained by Purchaser to ensure Seller's performance with the provisions hereof.

"Reserve Percentage" – the Reserve Percentage as set forth on “Schedule A.”

"Reserve Release Frequency Period" – The time period during which Seller may make one request that the funds in the Reserve Account in excess of the Required Reserve Account be paid to Seller. The time period for the Reserve Release Frequency Period is specified in "Schedule A."

"Reserve Shortfall" - The amount by which the Reserve Account is less than the Required Reserve Amount.

2. SALE; PURCHASE PRICE; BILLING; NOTATION; RESERVE.

2.1 Assignment and Sale. Seller shall sell to Purchaser as absolute owner, with full recourse, such of Seller's Accounts as are listed from time to time on Accounts Transmittal. Each Accounts Transmittal shall be accompanied by such documentation evidencing the Account as Purchaser shall from time to time request. Purchaser may purchase from Seller such Accounts as Purchaser determines to be an Eligible Account, so long as the total outstanding Face Amount of Purchased Accounts does not exceed, before and after such purchase, the Line Amount. Purchaser shall incur no liability to Seller for refusal to purchase an Account determined not to be an Eligible Account. All Accounts Transmittals, whether or not it is specifically set forth therein, shall constitute a representation by the Seller that it is solvent, has not and is not contemplating filing bankruptcy and that all Accounts represented thereby are valid, enforceable, payable and actual and not subject to setoffs, defenses or competing claims by any party. Seller shall make all appropriate accounting entries on its books and records to reflect that Purchased Accounts have been sold to Purchaser.

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Porter Capital Corporation	RECOURSE RECEIVABLES PURCHASE & SECURITY AGREEMENT

2.2 Purchase Price. Purchaser shall pay the Purchase Price as follows: Within one (1) business day following the determination that an Account is an Eligible Account and Purchaser’s receipt of an Accounts Transmittal, countersigned by the Seller, Purchaser shall pay Seller an amount equal to the Advance Rate times the Face Amount of Eligible Accounts reflected on such Accounts Transmittal whereupon the Eligible Accounts set forth in the Accounts Transmittal shall be deemed purchased. The balance of the Purchase Price shall be applied to the Reserve Account and/or any Obligations then due Purchaser by Seller under this Agreement.

2.3 Billing. Purchaser may send a monthly statement to all Account Debtors itemizing their account activity during the preceding billing period.

2.4 Notation. Seller shall instruct all Account Debtors on the Purchased Accounts to make payments pursuant to the Notation, and Purchaser may also instruct all Account Debtors to make payments pursuant to the Notation.

2.5 Reserve Account. Purchaser may apply a portion of any Purchase Price to the Reserve Account in the amount of the Reserve Shortfall. Without limiting the foregoing, Seller shall pay to Purchaser on demand the amount of any Reserve Shortfall. Purchaser shall pay to Seller upon Seller's request any amount by which collected funds in the Reserve Account are greater than the Required Reserve Amount; provided that Seller shall be entitled to make such demand not more than once during each Reserve Release Frequency Period, unless otherwise agreed to by Purchaser in Purchaser’s discretion. Purchaser may charge the Reserve Account with any Obligation, including any amounts due from Seller to Purchaser hereunder. Purchaser may pay any amounts due Seller hereunder by a credit to the Reserve Account. Amounts Purchaser is entitled to charge to the Reserve Account, which remain unpaid after Purchaser’s demand, shall accrue Late Charges.

2.6 Collection of Purchased Accounts. Purchaser (as purchaser of the Purchased Accounts) shall administer the collection of all of the Purchased Accounts. Purchaser shall have the right of assignment to and endorsement of the Purchased Account and all payments received in connection with each Purchased Account and the Seller hereby appoints Purchaser the attorney-in-fact and agent of the Seller for this purpose, which appointment is coupled with an interest and is irrevocable during the term of this Agreement. Purchaser shall have no liability to the Seller for any mistake in the application of any payment received by it with respect to any Purchased Account, so long as it acts in good faith.

3. PAYMENT; OBLIGATION OF SELLER. While this Agreement establishes the agreement of Purchaser to purchase and pay Seller for Eligible Accounts set forth in the Accounts Transmittal, it also establishes payment and performance obligations of Seller to Purchaser. With respect to such Obligation owed by Seller to Purchaser, Seller shall pay to Purchaser:

3.1 Interest. Interest, at the Interest Rate on an amount equal to (i) the unpaid balance of the Purchase Price minus the Reserve Account, as such amounts change from time to time plus (ii) outstanding fees or other Obligations owed by Seller to Purchaser hereunder, which shall be computed on the basis of a an Actual/365 Computation; and

3.2 Minimum Term Fee. Any amount by which the actual Service Fees paid plus the Interest paid plus the Origination Fee paid during the Initial Term, or if applicable during any Renewal Term, is less than the Minimum Term Fee.

3.3 Calculation of and Payment of Interest. All accrued interest shall be calculated monthly on the last calendar day of the month in which it accrues using the Interest Rate in effect as of the first business day of that month and paid by Seller on the first business day of the next month. Any change in the Interest Rate shall take place simultaneously with any corresponding change as set forth in the Prime Rate from time to time.

3.4 Late Charges. In addition to the foregoing, Seller shall also pay to Purchaser a late fee of .05% per day on any and all amounts due to Purchaser from Seller pursuant to this Agreement until such amounts are paid in full. Late Charges will not apply to amounts due to Purchaser on Accounts (but shall apply to other amounts) unless and until Seller is obligated under this Agreement to repurchase such Accounts, at which time Late Charges will accrue until the Account and Late Charges are paid in full. Late Charges shall be paid and are due within one business day following the occurrence of the event which makes Seller obligated to Purchaser for any Late Charges.

3.5 Due Diligence Fee; Origination/Renewal Fee. In addition to the foregoing, Seller shall pay to Purchaser the Due Diligence Fee upon execution of this Agreement and the Origination/Renewal Fee as follows: for the Initial Term, one-half on the date that Purchaser first purchases an Account of Seller and the other half 30 days later and for any Renewal Term, one-half on the first day of the Renewal Term and the other half 30 days later.

3.6 Other Amounts. All other Obligations or expenses, including, without limitation, Misdirected Payment Fees, Wire Transfer Fees, ACH Transfer Fees, any attorney fees, UCC search fees, UCC filing fees, out of pocket or internal expenses, or any wire transfer, postage, audit or returned check fees that are incurred by Purchaser or are specified on "Schedule A" shall be paid to Purchaser by Seller within three (3) business days following the day such expenses are incurred by Purchaser.

3.7 Service Fees. The Service Fees calculated and charged on a monthly basis.

4. REPURCHASE OF ACCOUNTS. Purchaser may require that Seller repurchase, by payment of the unpaid Face Amount thereof together with any unpaid fees relating to the Purchased Account on demand, or, at Purchaser's option, by Purchaser's charge to the Reserve Account: (i) any Purchased Account in Dispute, subject to an Insolvency Event, or for which Purchaser is required to disgorge; (ii) all Purchased Accounts upon the occurrence of an Event of Default or upon the termination date of this Agreement; or (iii) any Purchased Account that remains unpaid after the expiration of the Repurchase Period. Purchaser shall retain a security interest in any Purchased Account that is repurchased.

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Porter Capital Corporation	RECOURSE RECEIVABLES PURCHASE & SECURITY AGREEMENT

5. SECURITY INTEREST. Seller grants, effective as of the time that Silicon Valley’s Bank current lien on the Collateral is released, to Purchaser a continuing first priority security interest in and to the Collateral to secure the Obligations. Seller will cooperate with Purchaser in Purchaser's obtaining control with respect to depository accounts, investment property, letter of credit rights, and/or electronic chattel paper. Seller shall take all actions appropriate to perfect the Purchaser’s security interest in the Collateral and authorizes Purchaser to create and file any and all financing statements, amendments corrections or releases as are necessary to perfect and maintain its security interest.

6. COLLECTION CLEARANCE PERIOD. For all purposes under this Agreement, Clearance Days will be added to the date on which any payment is received by Purchaser.

7. AUTHORIZATION TO PURCHASER.

7.1 Seller hereby irrevocably authorizes Purchaser and any designee of Purchaser, at Seller's sole expense, and irrevocably appoints Purchaser as Seller’s attorney in fact to exercise at any times in Purchaser's or such designee's discretion and in Seller’s name all or any of the following powers until all of the Obligations have been paid in full: (a) receive, take, endorse, assign, deliver, accept and deposit, in the name of Purchaser or Seller, any and all cash, checks, commercial paper, drafts, remittances and other instruments and documents relating to the Collateral or the proceeds thereof, (b) take or bring, in the name of Purchaser or Seller, all steps, actions, suits or proceedings deemed by Purchaser necessary or desirable to effect collection of or other realization upon the Accounts and other Collateral, (c) after an Event of Default, change the address for delivery of mail to Seller and to receive and open mail addressed to Seller, (d) after an Event of Default, extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all Accounts or other Collateral which includes a monetary obligation and discharge or release any Account Debtor or other obligor (including filing of any public record releasing any lien granted to Seller by such Account Debtor), without affecting any of the Obligations, (e) file against Seller in favor of Purchaser financing statements or amendments with respect to the Purchaser’s security interest in the Collateral, which may describe the Collateral as "All Assets" of Seller, (f) pay any sums necessary to discharge any lien or encumbrance which is senior to Purchaser's security interest in the Collateral, which sums shall be included as Obligations hereunder, and in connection with which sums the Late Charge shall accrue and shall be due and payable, (g) file in the Seller’s or Purchaser’s name or both any mechanic’s lien or claim under a payment bond connected to the goods or services of Seller; and (h) at any time, irrespective of whether an Event of Default has occurred, without notice to or the assent of Seller, notify any Account Debtor obligated with respect to any Account, that the underlying Account has been assigned to Purchaser by Seller and that payment thereof is to be made to the order solely to Purchaser.

7.2 Seller hereby releases and exculpates Purchaser, its officers, employees and designees, from any acts under this Agreement or in furtherance thereof whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact, except for willful misconduct and breaches of this Agreement. In no event will Purchaser have any liability to Seller for lost profits or other special or consequential damages.

7.3 Seller authorizes Purchaser to initiate electronic debit or credit entries through the ACH system to any deposit account maintained by Seller to satisfy any of the Obligations.

8. COVENANTS BY SELLER.

8.1 Seller warrants, represents, covenants and recognizes that the Purchased Accounts are the sole property of Purchaser, and Seller shall not, collect same, or without Purchaser's prior written consent, compromise or adjust any Purchased Account or grant any additional discounts, allowances or credits thereon. Further Seller shall, immediately upon the sale of a Purchased Account, make proper entries on its books and records disclosing the absolute sale and assignment of such Purchased Account to Purchaser.

8.2 After written notice by Purchaser to Seller, and automatically, without notice, after an Event of Default, Seller shall not, without the prior written consent of Purchaser in each instance, (a) grant any extension of time for payment of any of the Collateral which includes a monetary obligation, (b) compromise or settle any of the Collateral for less than the full amount thereof, (c) release in whole or in part any Account Debtor or other person liable for the payment of any of the Collateral, or (d) grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of the Collateral.

8.3 From time to time as requested by Purchaser, at the sole expense of Seller, Purchaser or its designee shall have access, during reasonable business hours if prior to an Event of Default and at any time if on or after an Event of Default, to all premises where Collateral is located for the purposes of inspecting (and removing, if after the occurrence of an Event of Default) any of the Collateral, including Seller's books and records, and Seller shall permit Purchaser or its designee to make copies of such books and records or extracts there from as Purchaser may request. Without expense to Purchaser, Purchaser may use any of Seller's personnel, equipment, including computer readable media, supplies and premises for the collection of Accounts and realization on other Collateral as Purchaser, in its sole discretion, deems appropriate. Seller hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Purchaser at Seller's expense all financial information, books and records, work papers, management reports and other information in their possession relating to Seller. Notwithstanding the foregoing, all information concerning the Seller provided to Purchaser as required or requested under this Section 8.3 shall constitute confidential information of Seller and be protected by the confidentiality obligations set forth in Section 26 hereof.

8.4 Before sending any invoice evidencing an Account to the Account Debtor, Seller shall mark same with the Notation, or such other notation as Purchaser shall have advised Seller in writing.

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Porter Capital Corporation	RECOURSE RECEIVABLES PURCHASE & SECURITY AGREEMENT

8.5 Seller shall pay when due all payroll and other taxes, and shall provide proof thereof to Purchaser no less than ten days after the filing in such form as Purchaser shall reasonably require on no less than a monthly basis.

8.6 Seller shall not, without the prior written consent of Purchaser suffer to exist any lien (including any encumbrance or security interest) of any kind upon any of its assets, whether now owned or hereafter acquired other than Permitted Liens.

8.7 Seller shall not change its state of incorporation or organization; consolidate or merge with another entity; change its name; or transfer, sell, lease or assign any of its assets out of the ordinary course of business to another entity without Purchaser's written consent and at least thirty (30) days prior to any such proposed change.

8.8 If payment of any Purchased Account, or Recourse Account is made directly to Seller, such payment shall be deemed to have been received in trust for Purchaser, and Seller shall not deposit or convert such funds and by the third banking day following the date of receipt, shall send the same, properly endorsed, if necessary, to the “Notation” designated herein. In the event Seller at any time cashes or deposits to its own account a payment on any Purchased Account received directly, such action by Seller shall be considered a breach of this Agreement and if not returned immediately, be subject to, in addition to the Misdirected Payment Fee, such other criminal and civil remedies to which Purchaser is entitled.

8.9 Seller shall maintain insurance on all insurable property owned or leased by Seller in the manner, to the extent and against at least such risks (in any event, including but not limited to fire and business interruption insurance) as usually maintained by owners of similar businesses and properties in similar geographic areas. All such insurance shall be in amounts and form and with insurance companies acceptable to Purchaser in its sole discretion, with Purchaser shown as additional insured. Seller shall furnish to Purchaser upon written request, any and all information concerning such insurance carried. All policies of insurance shall provide for not less than thirty (30) days prior written cancellation notice to Purchaser.

8.10 Seller is solely responsible for paying all expenses of its business including by not limited to the timely filing and depositing on all payroll tax contributions, required or withholding levied or fixed by any governmental authority of Seller’s permanent and temporary employees.

8.11 Seller shall indemnify Purchaser from any loss arising out of the assertion of any avoidance claim or preference action initiated under the United States Bankruptcy Code and shall pay to Purchaser on demand the amount thereof. Seller shall notify Purchaser within two business days of Seller becoming aware of any avoidance claim or preference action. The Seller’s duties with regard to avoidance claims or preference actions shall survive the termination of this Agreement.

8.12 Seller also will not, under any circumstances or in any manner whatsoever, interfere with any of Purchaser's rights under this Agreement or misdirect the payment of any Purchased Account.

8.13 Seller shall not factor, finance, give a security interest (other than Permitted Liens) or sell any of its Accounts to any person or entity other than Purchaser during the term of this Agreement, nor shall any Accounts to be purchased under this Agreement be previously sold, pledged or encumbered (other than by Permitted Liens) by Seller or any other person or entity in any manner whatsoever.

8.14 Seller shall give Purchaser prompt written notice of any levy, attachment, legal process, or notice of default as soon as same is received by Seller or as to which Seller has knowledge.

8.15 Seller shall defend title to the Collateral against all persons and against all claims and demands whatsoever, which Collateral, except for the security interest granted hereby (and except for Permitted Liens), is lawfully owned by the Seller and is now free and clear of any and all liens, security interests, claims, charges, encumbrances, taxes and assessments except as may be set forth specifically herein.

8.16 Seller shall pay, when due, all taxes, assessments, and license fees relating to the Collateral.

8.17 Seller shall keep the Collateral, at the Seller's own cost and expense, in good repair and condition and not to misuse, abuse, waste, or allow to deteriorate except for normal wear and tear and to make the same available for inspection by Purchaser at all reasonable times.

8.18 If requested by Purchaser, Seller shall cause Purchaser to be shown as lender’s loss payee or mortgagee on all insurance policies insuring the Collateral, and deposit with Purchaser such certificates of insurance or policies as from time to time requested by Purchaser. Seller shall give immediate written notice to Purchaser and to insurers of loss or potential loss or damage to the Collateral and shall promptly file proofs of loss or potential loss with insurers. Seller hereby appoints Purchaser its attorney-in-fact in obtaining, adjusting and canceling any such insurance and endorsing settlement drafts and hereby assigns to Purchaser all sums which may become payable under such insurance, including return premiums and dividends, as additional security for the Obligations.

8.19 Seller shall immediately notify Purchaser in writing of any change in or discontinuance of Seller's place or places of business.

9. ACCOUNT DISPUTES. Seller shall notify Purchaser promptly of and, if requested by Purchaser, will settle all Disputes concerning any Purchased Account, at Seller's sole cost and expense. However, Seller shall not, without Purchaser's prior written consent, compromise or adjust any Purchased Account or grant any additional discounts, allowances or credits thereon. Purchaser may, but is not required to, attempt to settle, compromise, or litigate (collectively, "Resolve") the Dispute upon such terms as Purchaser in its sole discretion deem advisable, for Seller's account and risk and at Seller's sole expense. Upon the occurrence of an Event of Default Purchaser may resolve such issues with respect to any Account of Seller.

10. REPRESENTATION AND WARRANTY. Seller represents and warrants that: it is fully authorized to enter into this Agreement and to perform hereunder; this Agreement constitutes its legal, valid and binding obligation; Seller is solvent and in good standing in the state of its organization; Seller's state of incorporation or organization and exact legal name are set forth in the box of this Agreement; Seller's chief executive office is located at the address set forth in the box of this Agreement; and the Purchased Accounts are bona fide existing obligations without adjustment, claims, defenses, disputes or rights to setoff or cancellation, are not sales to affiliated entities, parent companies or subsidiaries of the Seller and Seller has received no notice or otherwise learned of any actual or imminent bankruptcy, insolvency or material impairment of the account debtors and Purchased Accounts.

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Porter Capital Corporation	RECOURSE RECEIVABLES PURCHASE & SECURITY AGREEMENT

11. DEFAULT.

11.1 Events of Default. The following events will constitute an Event of Default hereunder: (i) Seller defaults in the payment of any Obligations, (ii) Seller becomes subject to any debtor-relief proceedings, (iii) Seller breaches any present or future covenant or agreement contained in this Agreement or any other present or future contract or agreement with the Purchaser and such breach is not cured within 15 days of Seller’s receipt of written notice thereof from Purchaser, and (iv) Purchaser for any reason, in good faith, deems itself insecure with respect to the prospect of repayment or performance of the Obligations.

11.2 Effect of Default. Upon the occurrence of any Event of Default, in addition to any rights Purchaser has under this Agreement or applicable law, with or without notice to Seller, Purchaser may immediately terminate its duties under this Agreement, at which time all Obligations shall immediately become due and payable without notice and Purchaser shall have the right to withhold any payments due to Seller until such times as all the Obligations are satisfied and paid in full. In addition Purchaser shall have all of the rights of a secured party under the Uniform Commercial Code, including without limitation the right to take possession and control of any Collateral and sell the same either collectively or in lots at one or more private or public sale and Seller will remain liable for any deficiency. If Purchaser sells any of the Collateral upon credit, Seller will be credited only with payments actually made by the purchaser of the Collateral, received by Purchaser and applied to the indebtedness of the purchaser. In the event the purchaser of the Collateral fails to pay for the Collateral, Purchaser may resell the Collateral, and Seller will be credited with the proceeds of the sale. Purchaser may but shall not be required to proceed against Collateral but may proceed against the Seller or any guarantor of Seller and the Obligations directly. Purchaser waives any and all rights it may have to marshalling of assets.

In addition to the foregoing, Purchaser may declare the Obligations immediately due and payable, enforce the security interest given hereunder, require Seller to assemble any Collateral secured hereunder and the records pertaining thereto and make them available to Purchaser at a place designated by Purchaser, enter the premises of Seller and take possession of any Collateral not then in its possession and of the records pertaining thereto, grant extensions, compromise claims, and settle collection of any Accounts forming the basis of the Collateral for less than face value, all without prior notice to Seller, use, in connection with any assembly or disposition of the Collateral, any trademark, trade name, trade style, copyright, patent right, or technical process used or utilized by Seller, and return any surplus realized and hold Seller liable for any deficiency.

11.3 No Waiver. Any failure to or decision by Purchaser not to exercise all of its rights upon an Event of Default shall not constitute or be deemed a waiver of such rights as to current or future Events of Default. Any rights and remedies of Purchaser herein against the Seller or any guarantor of Seller or the Obligations are cumulative and not alternative.

12. TERMS

12.1 This Agreement shall be effective for a period commencing on the date hereof and shall continue until the end of the Initial Term. This Agreement shall be deemed to be automatically renewed for an additional term equal in length to the Initial Term (the “Renewal Term”) at the expiration of the Initial Term, and thereafter to be automatically renewed for succeeding terms at the end of the first and each succeeding Renewal Term, unless the Seller shall deliver written notice of cancellation to Purchaser no sooner than 120 days and no later than sixty days prior to the expiration date of the Initial Term or any succeeding Renewal Term. No such termination shall terminate or otherwise affect Seller's obligations hereunder incurred or accrued prior to such termination.

12.2 The representations, warranties and covenants of the Seller and the remedies of Purchaser for a breach of such representations, warranties and/or covenants, shall survive the termination of this Agreement, and such termination shall not effect the rights of Purchaser to enforce its remedies under the agreements executed in connection herewith against the Seller or against any Collateral after a default by the Seller.

12.3 Upon termination, the Seller shall remain fully responsible to Purchaser for any Purchased Accounts purchased prior to such termination. Additionally, Purchaser shall maintain its security interest in the Collateral until all of the Obligations have been paid in full.

12.4 Seller shall have the right to terminate this Agreement at any time prior to the end of a scheduled term as set forth in Section 12.1 hereof provided that if Seller exercises such right, it will be obligated to make the Minimum Term Fee payment due, if any, counting the Service Fees, Interest and Origination Fee paid during the Initial Term through the date of termination, within 30 days following such termination.

13. AMENDMENT. No part of this Agreement may be changed, waived, discharged or terminated, nor may any consent to the departure from the terms hereof be given, orally (even if supported by new consideration), but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. Any waiver or consent so given shall be effective only in the specific instance and for the specific purpose for which given.

14. NO LIEN TERMINATION WITHOUT RELEASE. In recognition of Purchaser's right to have its attorneys' fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding payment in full of all Obligations by Seller, Purchaser shall not be required to record any terminations or satisfactions of any of Purchaser's liens on the Collateral unless and until Seller has executed and delivered to Purchaser a general release in a form reasonably satisfactory to Purchaser.

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Porter Capital Corporation	RECOURSE RECEIVABLES PURCHASE & SECURITY AGREEMENT

15. FINANCIAL STATEMENTS. During the term of this Agreement, Seller agrees to provide Purchaser with such financial statements and records and such other information as may be reasonably requested by Purchaser from time to time, and each quarter, within thirty days following the end of the respective quarter, shall furnish current financial statement, an updated customer list with customer names, contact names, addresses, and phone numbers, as well as a complete and current payables-aging report.

16. SEVERABILITY. In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

17. RELATIONSHIP OF PARTIES. The relationship of the Parties hereto shall be that of Seller and Purchaser of Accounts and not that of borrower and lender, and neither party is or shall be deemed a fiduciary of or to the other. This is a purchase and sale transaction and it does not constitute financing. The rights, obligations and remedies contained herein shall inure to and be binding on the parties hereto and on their respective legal representatives, successors and assigns

18. ATTORNEYS' FEES. Seller is obligated to pay to Purchaser all of Purchaser's reasonable attorneys' fees, legal costs and expenses, collection, prosecution or defense costs, travel expenses, and other expenses incurred by Purchaser in connection with this Agreement or in connection with enforcing Purchaser's rights hereunder, or in connection with being involved in a legal action related hereto, or in responding to legal process concerning Seller or any Account purchased hereunder.

19. ENTIRE AGREEMENT. This Agreement, including all terms and conditions specified in any of the Schedules attached hereto, supersedes all prior or contemporaneous agreements and understandings between the Parties, verbal or written, express or implied, relating to the subject matter hereof. No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

20. CHOICE OF LAW. This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the State of Alabama.

21. JURY TRIAL WAIVER. THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION INVOLVING BOTH OF THEM, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

22. LEGAL ACTION. Any action between the Parties shall, if Purchaser so elects, be instituted in the federal or state court located in Jefferson County, Alabama (the "Acceptable Forum"). Each party irrevocably submits to the jurisdiction of the Acceptable Forum, and waives all attempts to transfer to any other forums. Should any action be initiated in any other forum, Seller shall not oppose any attempt to have the action transferred to the Acceptable Forum.

23. INDEMNIFICATION. Seller agrees to indemnify, defend and hold Purchaser harmless from any and all claims, damages, actions, or judgments, including without limitation those for attorney’s fees, which Purchaser may have to pay and defend against with respect to any third party claims arising out of the transactions entered into pursuant to the terms and conditions of this Agreement other than claims, damages, actions, or judgments arising out of Purchaser’s gross negligence or willful misconduct.

24. NOTICE. All notices required hereunder must be in writing (paper or electronic) and shall be deemed received by Seller upon the earlier of actual receipt via electronic transmittal, express courier, or other means or, if that fails, via first class United States Mail properly addressed to the address first set forth above with a copy to 2112 First Avenue North, Birmingham, AL, 35203. All notices required to be given to Seller shall be deemed given upon the first to occur of: deposit thereof in a receptacle under the control of the United States Postal Service; transmittal by electronic or telephonic means to a receiver under the control of Seller, or actual receipt by Seller or an employee or agent of Seller. All notices required to be given to Purchaser hereunder shall be deemed given upon actual receipt by a responsible officer of Purchaser.

25. TIME IS OF THE ESSENCE. In all matters pertaining to this Agreement, time is of the essence.

26. CONFIDENTIAL INFORMATION. In handling any confidential information of Seller, Purchaser shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) as required by law, regulation, subpoena, or other order; (b) to Purchaser’s regulators or as otherwise required in connection with Purchaser’s examination or audit; (c) as Purchaser considers appropriate in exercising remedies under this Agreement (provided, however, Purchaser shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); and (d) to third-party service providers of Purchaser so long as such service providers have executed a confidentiality agreement with Purchaser with terms no less restrictive than those contained herein. Confidential information of Seller includes any information concerning the Company not disclosed in its public reports filed from time to time with the SEC and includes any such information that was provided to Purchaser prior to the date of this Agreement.. Confidential information of Seller does not include information that either: (i) is in the public domain or in Purchasers possession when disclosed to Purchaser, or becomes part of the public domain after disclosure to Purchaser; or (ii) is disclosed to Purchaser by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Purchaser may use confidential information of the Seller for the development of databases, reporting purposes, and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Seller.  The provisions of this section 26 shall survive the termination of this Agreement.

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Porter Capital Corporation	RECOURSE RECEIVABLES PURCHASE & SECURITY AGREEMENT

This schedule is Schedule “A” to that Recourse Receivables Purchase & Security Agreement by and between Porter Capital Corporation (Purchaser), and US Dataworks, Inc. (Seller) and is incorporated therein and apart thereof.

Seller	US Dataworks, Inc.
Credit Facility	Recourse Receivables Purchase & Security Agreement
Minimum Average Monthly Volume	$150,000
Line Amount	$1,000,000
Initial Term	one (1) year
Advance Rate	85% of Eligible Accounts being purchased
Reserve Percentage	15% of the Unpaid Balance of Purchased Accounts
Reserve Release Frequency Period	As requested by Seller provided same is available.
Repurchase Period	Ninety(90) days From Invoice Date
Service Fees		Service Fee Percent	Period
	Initial Period	0.90 % per period	First 30 days
	Subsequent Periods	0.90 % per period	Each 30 days thereafter
Interest Rate	Prime Rate + Margin, As Used Herein, Margin shall mean 1.75%
Due Diligence Fee	$395.00
Origination/Renewal Fee	0.75% of Line Amount
Wire Transfer Fee	$25.00 Per Transfer
ACH Transfer Fee	$10.00 Per Transfer
Other Considerations	N/A

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